Exhibit 99.1

VCA Antech, Inc. Reports Third Quarter 2012 Results

  Third quarter revenue increased 12.6% to a third quarter record of $433.6 million
  Third quarter gross profit increased 10.0% to $99.2 million
  Third quarter diluted earnings per common share increased to $0.38

LOS ANGELES--(BUSINESS WIRE)--October 25, 2012--VCA Antech, Inc. (NASDAQ:WOOF), a leading animal healthcare company in the United States and Canada, today reported financial results for the third quarter ended September 30, 2012 as follows: revenue increased 12.6% to a third quarter record of $433.6 million; gross profit increased 10.0% to $99.2 million; net income was $34.0 million and diluted earnings per common share was $0.38.

For the three months ended September 30, 2012 and 2011, diluted earnings per share were $0.38 and $0.35, respectively. The third quarter of 2011 included debt retirement costs of $2.8 million, or $1.7 million net of tax, related to the refinancing of our senior credit facility. Excluding this item, adjusted diluted earnings per common share for the third quarter of 2011 was $0.37.

For the nine months ended September 30, 2012 and 2011, diluted earnings per common share were $1.17 and $1.13, respectively. The results for the nine months ended September 30, 2012, included a gain of $5.7 million on our 20% interest in Associate Veterinary Clinics held at the time we became its sole non-veterinarian shareholder and a depreciation adjustment of $3.1 million, related to acquired capital leases. The results for the nine months ended September 30, 2011, included the debt retirement costs referenced above. Excluding these adjustments, adjusted diluted earnings per common share, for the nine months ended September 30, 2012 and 2011, were $1.13 and $1.15, respectively.

Bob Antin, Chairman and CEO, stated, “We are pleased with the improvement in revenue and gross profit margins in both our core Animal Hospitals and Laboratory business segments. We continued our growth strategy of acquiring individual animal hospitals in markets that complement our existing locations, with acquisitions totaling over $30.0 million during the quarter. In the third quarter of 2012 our Animal Hospital and Laboratory businesses saw sequential improvement in year-over-year organic growth rates and gross profit margins.

“Animal Hospital revenue in the third quarter of 2012 increased 13.1%, to $342.8 million, driven by acquisitions made in the past twelve months and same-store revenue growth of 1.1%. Our same-store gross profit margin decreased to 16.5%, from 17.2%, and with the lower margins of acquired Animal Hospitals, our consolidated gross margin decreased to 15.8%, compared to 17.0%, for the prior-year quarter. Our Animal Hospital operating margin decreased to 13.6%, compared to 15.1%, for the prior-year quarter. During the quarter, we acquired 10 independent animal hospitals which had historical combined annual revenue of $33.6 million.

“Laboratory internal revenue in the third quarter increased 3.5%, to $81.2 million, driven by both an increase in the number of requisitions and the average revenue per requisition. Our Laboratory gross profit margin increased from 44.7%, to 45.7%, and our operating margin increased from 35.8% to 36.8%.

“Revenue from our other operations reported in our All Other segment increased $9.2 million in the third quarter, to $28.1 million, primarily as a result of the acquisitions of Vetstreet and ThinkPets."

Conference Call

We will discuss our third-quarter 2012 financial results during a conference call today, October 25th, at 4:30 p.m. Eastern Time. A live broadcast of the call may be accessed by visiting our website at investor.vcaantech.com. The call may also be accessed by dialing (877) 293-5492. Interested parties should call at least 10 minutes prior to the start of the call to register. Replay of the webcast will be available for ninety days by visiting the company's website.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Among the forward looking statements in this press release are statements addressing our plans, expectations, future financial position and results of operation. These forward-looking statements are not historical facts and are inherently uncertain and out of our control. Any or all of our forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Actual future results may vary materially. Among other factors that could cause our actual results to differ from this forward-looking information are: the continued effects of the economic uncertainty prevailing in regions in which we operate; our ability to execute on our growth strategy and to manage acquired operations (including Vetstreet); changes in demand for our products and services; fluctuations in our revenue adversely affecting our gross profit, operating income and margins; and the effects of the other factors discussed in our Annual Report on Form 10-K, Reports on Form 10-Q and our other filings with the SEC.

About VCA Antech

We own, operate and manage the largest networks of freestanding veterinary hospitals and veterinary-exclusive clinical laboratories in the country additionally we are the largest provider of online communication, professional education and marketing solutions to the veterinary community. We also supply diagnostic imaging equipment to the veterinary industry.

VCA Antech, Inc.
Consolidated Income Statements
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenue:
Animal hospital	$342,840	$303,203	$1,001,247	$864,476
Laboratory	81,286	78,985	252,636	242,919
All other	28,100	18,882	81,843	54,187
Intercompany	(18,613)	(15,935)	(54,276)	(45,219)
	433,613	385,135	1,281,450	1,116,363

Direct costs	334,432	294,998	988,283	849,616

Gross profit:
Animal hospital	54,252	51,590	149,188	144,083
Laboratory	37,177	35,328	120,024	112,727
All other	8,883	4,733	27,344	13,981
Intercompany	(1,131)	(1,514)	(3,389)	(4,044)
	99,181	90,137	293,167	266,747

Selling, general and administrative expense:
Animal hospital	7,745	6,126	22,797	18,253
Laboratory	7,285	7,088	22,393	20,577
All other	8,764	4,669	27,076	11,809
Corporate	13,814	14,605	43,390	34,695
	37,608	32,488	115,656	85,334
Net loss (gain) on sale of assets	387	(192)	1,022	(43)
Operating income	61,186	57,841	176,489	181,456
Interest expense, net	4,295	4,222	12,746	12,816
Debt retirement costs	—	2,764	—	2,764
Business combination adjustment gain	—	—	(5,719)	—
Other (income) expense	(284)	8	(639)	(1)
Income before provision for income taxes	57,175	50,847	170,101	165,877
Provision for income taxes	21,533	19,488	62,360	63,957
Net income	35,642	31,359	107,741	101,920
Net income attributable to noncontrolling interests	1,605	1,190	4,139	3,300
Net income attributable to VCA Antech, Inc	$34,037	$30,169	$103,602	$98,620

Diluted earnings per share	$0.38	$0.35	$1.17	$1.13

Weighted-average shares outstanding for diluted earnings per share	88,654	87,253	88,589	87,293

VCA Antech, Inc.
Consolidated Balance Sheets
(Unaudited)
(In thousands)

	September 30,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$79,661	$63,651
Trade accounts receivable, net	62,061	58,279
Inventory	53,526	48,661
Prepaid expenses and other	24,302	21,883
Deferred income taxes	28,747	26,310
Prepaid income taxes	20,610	18,373
Total current assets	268,907	237,157
Property and equipment, net	392,367	370,646
Other assets:
Goodwill	1,366,117	1,237,607
Other intangible assets, net	116,762	92,403
Notes receivable, net	6,193	6,202
Deferred financing costs, net	4,549	5,435
Other	46,390	45,918
Total assets	$2,201,285	$1,995,368
Liabilities and Equity
Current liabilities:
Current portion of long-term debt	$34,996	$32,571
Accounts payable	37,859	37,797
Accrued payroll and related liabilities	55,152	42,658
Other accrued liabilities	56,352	43,968
Total current liabilities	184,359	156,994
Long-term debt, less current portion	604,445	586,282
Deferred income taxes	122,317	101,229
Other liabilities	37,429	25,947
Total liabilities	948,550	870,452
Redeemable noncontrolling interests	6,975	6,964
VCA Antech, Inc. stockholders’ equity:
Common stock	88	87
Additional paid-in capital	382,479	361,715
Retained earnings	849,260	745,658
Accumulated other comprehensive income	2,883	418
Total VCA Antech, Inc. stockholders’ equity	1,234,710	1,107,878
Noncontrolling interests	11,050	10,074
Total equity	1,245,760	1,117,952
Total liabilities and equity	$2,201,285	$1,995,368

VCA Antech, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Nine Months Ended
	September 30,
	2012	2011
Cash flows from operating activities:
Net income	$107,741	$101,920
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	56,882	41,386
Amortization of debt issue costs	961	1,169
Provision for uncollectible accounts	4,437	4,510
Debt retirement costs	—	2,764
Business combination adjustment gain	(5,719)	—
Net loss (gain) on sale of assets	1,022	(43)
Share-based compensation	10,466	6,610
Deferred income taxes	14,119	14,649
Excess tax benefit from exercise of stock options	(358)	(963)
Other	(838)	(489)
Changes in operating assets and liabilities:
Trade accounts receivable	(5,079)	(7,018)
Inventory, prepaid expense and other assets	(6,727)	(9,806)
Accounts payable and other accrued liabilities	3,161	(8,328)
Accrued payroll and related liabilities	10,007	8,523
Income taxes	(1,636)	8,707
Net cash provided by operating activities	188,439	163,591
Cash flows from investing activities:
Business acquisitions, net of cash acquired	(108,031)	(190,363)
Real estate acquired in connection with business acquisitions	(1,602)	(1,900)
Property and equipment additions	(55,257)	(43,275)
Proceeds from sale of assets	112	447
Other	(1,583)	(723)
Net cash used in investing activities	(166,361)	(235,814)
Cash flows from financing activities:
Repayment of debt	(52,040)	(90,945)
Proceeds from issuance of long-term debt	50,000	150,000
Proceeds from revolving credit facility	50,000	50,000
Repayment of revolving credit facility	(50,000)	(50,000)
Payment of financing costs	(122)	(2,944)
Distributions to noncontrolling interest partners	(2,802)	(1,959)
Proceeds from issuance of common stock under stock option plans	3,321	2,596
Excess tax benefit from exercise of stock options	358	963
Stock repurchases	(3,897)	(2,663)
Other	(1,272)	(345)
Net cash (used in) provided by financing activities	(6,454)	54,703
Effect of currency exchange rate changes on cash and cash equivalents	386	(363)
Increase (decrease) in cash and cash equivalents	16,010	(17,883)
Cash and cash equivalents at beginning of period	63,651	97,126
Cash and cash equivalents at end of period	$79,661	$79,243

VCA Antech, Inc.
Supplemental Operating Data
(Unaudited – In thousands, except per share amounts)

Table #1
Reconciliation of net income attributable to	Three Months Ended September 30,		Nine Months Ended September 30,
VCA Antech, Inc., to adjusted net income
attributable to VCA Antech, Inc. (1)	2012	2011	2012	2011

Net income attributable to VCA Antech, Inc.	$34,037	$30,169	$103,602	$98,620
Debt retirement costs (2)	—	2,764	—	2,764
Tax benefit from debt retirement costs (2)	—	(1,079)	—	(1,079)
Business combination adjustment gain (3)	—	—	(5,719)	—
Depreciation expense adjustment (4)	—	—	3,051	—
Tax benefit from depreciation expense adjustment (4)	—	—	(1,194)	—
Adjusted net income attributable to VCA Antech, Inc.	$34,037	$31,854	$99,740	$100,305

Table #2	Three Months Ended September 30,		Nine Months Ended September 30,
Reconciliation of diluted earnings per share to
adjusted diluted earnings per share (1)	2012	2011	2012	2011

Diluted earnings per share	$0.38	$0.35	$1.17	$1.13
Impact of debt retirement costs, net of tax (2)	—	0.02	—	0.02
Impact of business combination adjustment gain (3)	—	—	(0.06)	—
Impact of depreciation expense adjustment, net of tax (4)	—	—	0.02	—
Adjusted diluted earnings per share	$0.38	$0.37	$1.13	$1.15
Shares used for computing adjusted
diluted earnings per share	88,654	87,253	88,589	87,293

Table #3	Three Months Ended September 30,		Nine Months Ended September 30,
Reconciliation of gross profit to
adjusted gross profit (1)	2012	2011	2012	2011

Consolidated gross profit	$99,181	$90,137	$293,167	$266,747
Impact of depreciation expense adjustment (4)	—	—	3,051	—
Consolidated adjusted gross profit	$99,181	$90,137	$296,218	$266,747
Consolidated adjusted gross profit margin	22.9%	23.4%	23.1%	23.9%

(1)	Management uses adjusted net income, adjusted diluted earnings per share, and adjusted gross profit and its components among other factors, to measure the performance of the overall Company. Further, we believe that investors' understanding of our performance is enhanced by disclosing these measures. Adjusted net income and its components and adjusted diluted EPS measures are not, and should not be viewed as substitutes for, U.S. generally accepted accounting principles (GAAP) net income and its components and diluted earnings per share.

(2)	During the prior year quarter, we incurred debt retirement costs related to the refinancing of our senior credit facility. The rate used to calculate the tax benefit is the statutory rate of the applicable year.

(3)	As a result of the acquisition of a controlling interest in AVC, we recorded a gain for the increase in value of our previously held interest in AVC, which we acquired in 2008.

(4)

Due to the corrections on the calculation of depreciation on certain assets, we recognized additional depreciation expense during the second quarter. The rate used to calculate the tax benefit is the statutory rate of the applicable year.

VCA Antech, Inc.
Supplemental Operating Data (cont)
(Unaudited – In thousands, except per share amounts)

			As of
			September 30,	December 31,
Table #4			2012	2011
Selected consolidated balance sheet data
Debt:
Senior term notes			$600,313	$573,984
Other debt and capital leases			39,128	44,869
Total debt			$639,441	$618,853

	Three Months Ended September 30,		Nine Months Ended September 30,
Table #5
Selected expense data	2012	2011	2012	2011

Rent expense	$16,547	$13,952	$48,927	$40,337

Depreciation and amortization included
in direct costs:
Animal hospital	$13,775	$10,301	$40,067	$29,544
Laboratory	2,451	2,458	7,344	7,232
All other	1,968	1,299	5,313	2,130
Intercompany	(395)	(334)	(1,102)	(953)
	$17,799	$13,724	$51,622	$37,953
Depreciation and amortization included in selling,
general and administrative expense	1,720	1,206	5,260	3,433
Total depreciation and amortization	$19,519	$14,930	$56,882	$41,386

Share-based compensation included in direct costs:
Laboratory	$63	$116	$244	$311

Share-based compensation included in
selling, general and administrative expense:
Animal hospital	219	329	758	877
Laboratory	216	399	847	920
All other	145	73	436	201
Corporate	2,056	3,162	8,181	4,301
	2,636	3,963	10,222	6,299
Total share-based compensation	$2,699	$4,079	$10,466	$6,610

CONTACT:
VCA Antech, Inc.
Tomas Fuller
Chief Financial Officer
310-571-6505